UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 30, 2009
Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	001-32994 (Commission File Number)	98-0461154 (IRS Employer Identification No.)

800, 326 – 11th Avenue SW Calgary, Alberta, Canada (Address of principal executive offices)	T2R 0C5 (Zip Code)
Registrant’s telephone number, including area code      (403) 263-1623
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.
     Oilsands Quest Inc. (the “Corporation”) entered into an agency agreement (the “Agency Agreement”) dated April 30, 2009 with Genuity Capital Markets, TD Securities Inc., Canaccord Capital Corporation, Dundee Securities Corporation and RBC Dominion Securities Inc. (the “Agents”). The Agency Agreement relates to units (the “Units” or the “Offered Securities”) of the Corporation. Each Unit shall be comprised of one common share in the capital of the Corporation (the “Common Shares”) and one-half of one Common Share purchase warrant (the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Common Share at a price of US$1.10 at any time during the two-year period beginning on the closing date of the offering (the “Offering Closing Date”). In the Agency Agreement, the Corporation has agreed to sell an aggregate of up to 30,500,000 Units on the Offering Closing Date. The price per Unit is US$0.85, with an aggregate purchase price for all the Units of US$25,925,000. The Agency Agreement provides that the Corporation will pay the Agents a fee of US$0.0425 per Unit issued and sold by the Corporation. The aggregate fee payable by the Corporation to the Agents is US$1,296,250 in consideration of their services in connection with the offering.
     The Corporation has granted to the Agents an option (the “Over-Allotment Option”), exercisable at any time until 30 days following the Offering Closing Date, to purchase up to an additional 15% of the Common Shares and/or Warrants comprising the Units at US$0.80 per Common Share and US$0.10 per Warrant. The offering price of the Units and the terms of the offering were established through negotiations between the Corporation and Genuity Capital Markets and TD Securities Inc. on their own behalf and on behalf of the Agents.
     The obligations of the Agents under the Agency Agreement are subject to certain conditions precedent, including the absence of any material adverse change in the Corporation’s business and the receipt of certain opinions, letters and certificates from the Corporation’s counsel, the Corporation’s independent auditors and the Corporation. Additionally, the obligations of the Agents under the Agency Agreement may be terminated at its discretion upon the occurrence of certain stated events. The Agency Agreement also provides that the Corporation will indemnify the Agents and their directors, officers, affiliates, agents and employees against certain liabilities and expenses. The Corporation has also agreed to contribute to payments the Agents may be required to make in respect of such liabilities.
     Subscriptions for Units will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.
     This offering is being made concurrently in the United States and in all provinces of Canada (other than Québec) pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in Canada. The Units will be offered in Canada and the United States through the Agents either directly or, if applicable, through their respective Canadian or United States registered broker-dealer affiliates.

     The Corporation and each of its directors and officers have agreed to certain lock-up provisions with regard to future sales of its Common Shares for a period of 90 days after the closing of the offering as set forth in the Agency Agreement.
     The Agents and their affiliates have, from time to time, performed and may in the future perform investment banking, financial advisory and banking services for the Corporation for which they received or will receive customary fees and expenses.
ITEM 8.01   OTHER EVENTS.
     On April 30, 2009 Oilsands Quest Inc. issued a press release. The press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.
ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.
     (d)  Exhibits
            1.1.      Agency Agreement dated April 30, 2009.
            99.1     Press Release dated April 30, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2009	OILSANDS QUEST INC. (Registrant) /s/ Jamey Fitzgibbon Name: Jamey Fitzgibbon Title: President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Agency Agreement dated April 30, 2009.

99.1	Press Release dated April 30, 2009.